Exhibit 99.1

Contact:
Tony A. Schoen, CPA
Chief Financial Officer
(812) 218-0724

First Savings Financial Group, Inc.
Receives Preliminary Approval for SBLF Participation

Clarksville, IN; July 22, 2011.  First Savings Financial Group, Inc. (Nasdaq: FSFG) (the “Company”), the holding company for First Savings Bank, F.S.B., announced today that it has received preliminary approval from the U.S. Treasury Department to receive an investment of approximately $17,120,000 under the Small Business Lending Fund (“SBLF”).  The SBLF is a voluntary program designed to promote small business lending by providing capital to qualified community banks at favorable terms.  The investment by Treasury would be in the form of preferred stock of the Company.  Closing is expected to occur within approximately 30 days, subject to Treasury’s customary due diligence and closing conditions.

First Savings Bank, F.S.B. has twelve offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, English, Levenworth, Marengo and Salem.  Access to First Savings Bank accounts, including on-line banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.fsbbank.net.  Community First Bank (CFB) division customers can continue to access their accounts with Internet access via CFB’s website at c-f-b.com.